EXHIBIT 99.28(h)(x)

Amendment

(dated as of February 21, 2014)

To

Transfer Agency Services Agreement

This Amendment To Transfer Agency Services Agreement, dated as of February 21, 2014 (“Amendment”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Old Westbury Funds, Inc. (the “Fund”).

Background

BNYM (under its former name PFPC Inc.) and the Fund previously entered into the Transfer Agency Services Agreement, dated as of April 3, 2006 (“Original Agreement”) and an amended and restated Exhibit A dated as of November 12, 2007, and BNYM and the Fund previously entered into an Amendment to Transfer Agency Agreement, dated as of November 16, 2013 (collectively, the “Amended Agreement”). The parties wish to amend the Amended Agreement as set forth in this Amendment.

Terms

IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Amended Agreement. The Amended Agreement is hereby amended as follows:

(a) A new Section 14(p) shall be added which reads in its entirety as follows:

(p)	Access To And Use Of The BNYM System. The terms of Exhibit C to this Agreement shall apply to the Fund’s access to and use of any component of the BNYM System (as defined in Exhibit C).

(b) A new Exhibit C shall be added to the Amended Agreement which reads in its entirety as the Exhibit C attached to this Amendment.

2. Remainder of Amended Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Amended Agreement shall remain in full force and effect.

3. Governing Law. The governing law of the Amended Agreement shall be the governing law of this Amendment.

4. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement.

5. Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Kevin P. Leyne
Name:	Kevin P. Leyne
Title:	Managing Director

Old Westbury Funds, Inc.

On behalf of Old Westbury Funds, Inc., and each separate series of Old Westbury Funds, Inc. listed on Exhibit A to the Agreement

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President

EXHIBIT C

Terms And Conditions Governing Use Of The BNYM System

SECTION 0.	GENERAL

0.1 Capitalized Terms. Capitalized terms not defined in this Exhibit C shall have the meaning ascribed to them in the Main Agreement. Capitalized terms defined in this Exhibit C shall have that meaning solely in this Exhibit C and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Exhibit C shall mean Sections of this Exhibit C unless expressly stated otherwise in a specific instance. References to the “Agreement” in this Exhibit C means the Main Agreement and this Exhibit C.

0.2 Purpose. BNYM utilizes some components of the BNYM System to perform the Core Services. But BNYM does not utilize all components of the BNYM System to provide the Core Services. Some components of the BNYM System are maintained by BNYM and offered to customers solely to permit customers to access the data and information maintained in the BNYM System in connection with the Core Services and put it to additional uses. Consequently, the Fund is given rights pursuant to this Exhibit C (i) to access and use components of the BNYM System, from the Fund System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services, and (ii) to authorize third parties, the “Permitted Users”, to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services. Such access and use of the BNYM System by the Fund, from the Fund System and by Permitted Users may include the ability to input data and information into the BNYM System that BNYM utilizes in performing the Core Services but which is not required for BNYM to perform the Core Services. This ability of the Fund, employees and Permitted Users to access and use the BNYM System represents a service offered by BNYM that is supplemental to the Core Services. No access to or use of the BNYM System by the Fund or Permitted Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Exhibit C governs solely those supplemental services offered by BNYM and the Fund’s use of them.

SECTION 1.	CERTAIN DEFINITIONS

“Authorized Person” means the employees of the Fund and Permitted Users who have been authorized by the Fund in accordance with the applicable Documentation and procedures of BNYM to access and use the Licensed System or specific Component Systems and in connection with such access and use to be issued Security Codes (as defined at Section 2.6(b) below).

“BNYM Web Application” means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNYM, accessible via the Internet at an Internet address furnished by BNYM for use of the particular Component System.

“Fund Data” means data and information regarding each series of the Fund and the shareholders and shareholder accounts of each series which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System.

“Fund Web Application” means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Fund in connection with its use of a Component System as contemplated by applicable Documentation.

“Component System” means, as of its relevant License Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant License Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

“Copy”, whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

“Core Services” means the services described in the Main Agreement that BNYM is obligated to perform for Fund (for clarification: excluding the products and services provided pursuant to this Exhibit C).

“Documentation” means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNYM makes available to, provides access to or provides to the Fund, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

“Schedule 1” means Schedule 1 to this Exhibit C.

“Employee” and “employee” means officers and any employees of the Fund and officers and employees of Bessemer Investment Management, LLC, the Fund’s investment adviser, and any of its affiliates (“Investment Advisor”).

“General Upgrade” means (i) an Upgrade that BNYM in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to the Fund, and (ii) an Upgrade that BNYM offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that the Fund accepts for incorporation into the Licensed System.

“Harmful Code” means any computer code, software routine, or programming device designed to (a) disable, disrupt, impair, delete, damage, corrupt, reprogram, recode or modify in any way a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment (sometimes referred to as a “Trojan horse,” “worm,” “virus”, “preventative routine,” “disabling code,” or “cookie” devices); (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent (sometimes referred to as “lockups,” “traps,” “access codes,” or “trap door” devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

“Intellectual Property Rights” means the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

“License Effective Date” means, with respect to each Component System of the Licensed System that the Fund is given the right to access and use, the date as of which the Fund is first given such right to access and use.

“Licensed Services” means all functions performed by the Licensed System.

“Licensed System” means, collectively:

(a) as of its applicable License Effective Date, any one or more of the of the following: (i) any Listed System to which the Fund is given access to and use of by BNYM in its entirety; and (ii) any “Support Function”, which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed Program, that the Fund is given access to and use of to support its utilization of a Listed System - items within “Support Function” and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

(b) Updates, General Upgrades and the Fund Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

“Listed Systems” means the computer systems listed on Schedule 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNYM may give Fund access to and use of at Fund’s request in lieu of access to and use of the entire NSCC or CMS.

“Main Agreement” means the part of this Agreement that commences on the first page and ends with but includes Exhibit A, excluding Section 3(d) (which incorporates this Exhibit C into the Agreement).

“Marks” means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

“Permitted User” means a person other than an employee of the Fund who is authorized by the Fund pursuant to and in accordance with Section 2.1(a)(ii) and all applicable Documentation to access and use one or more specific Component Systems.

“Product Assistance” means assistance provided by BNYM personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

“Proprietary Items” means:

(a) (i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed Program, and whether or not part of a Listed Program, that BNYM may at any time provide any customer with access to and use of to support the customer’s s utilization of a Listed System, including the Support Functions, (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNYM utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNYM which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the “BNYM Software”);

(b) all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNYM in connection with the BNYM Software (the “BNYM Equipment”);

(c) all documentation materials relating to the BNYM Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the “BNYM Documentation”, and together with the BNYM Software and the BNYM Equipment, the “System” or the “BNYM System”) and all versions of the BNYM System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d) all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNYM System;

(e) source code and object code for all of the foregoing, as applicable;

(f) all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNYM in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g) all materials related to the testing, implementation, support and maintenance of all of the foregoing;

(h) all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNYM in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i) the contents of all databases and other data and information of whatsoever nature in the BNYM System, other than Fund Data, whether residing in the BNYM System or existing outside the BNYM System in recorded form whether in hardcopy, electronic or other format; and

(j) all copies of any of the foregoing in any form, format or medium.

“Terms of Use” means any privacy policy, terms of use or other terms and conditions made applicable by BNYM in connection with the Fund’s or a Permitted User’s access to and use of a Component System or a BNYM Web Application or other access site or access method.

“Third Party Products” means the products or services of parties other than BNYM that constitute part of the Licensed System.

“Third Party Provider” means licensors, subcontractors and suppliers of BNYM furnishing the Third Party Products.

“United States” means the states and the District of Columbia of the United States.

“Update” means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System’s applicable License Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNYM and excludes Upgrades.

“Upgrade” means an enhancement to a Component System as it exists on its applicable License Effective Date, new features and new functionalities added to the Component System as it exists on its applicable License Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable License Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2.	LICENSED RIGHTS AND FUND OBLIGATIONS

2.1 Licensed Rights.

(a) (i) BNYM hereby grants to the Fund a limited, nonexclusive, nontransferable license to access and use the Licensed System in the United States through its employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below and as expressly provided by Section 2.1(d) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, strictly for the internal business purposes of the Fund, solely in support of the Core Services and solely for so long as any applicable fees are paid by the Fund.

(ii) The license granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Fund has been given access and use, the right to authorize persons not employees of the Fund (except as expressly provided in Section 2.1(d) below) to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, solely in support of the Core Services and solely for so long as any applicable fees are paid by or for the Fund. Except with respect to Fund shareholders seeking to access IAM, to exercise the right contained in this Section 2.1(a)(ii) the Fund, or the Investment Advisor, which the Fund hereby authorizes to act in its stead, must designate such persons to BNYM and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNYM and furnish any information directly related to its access and use of the Component System reasonably requested by BNYM. Access to IAM for Fund shareholders shall occur in accordance with the Documentation applicable to IAM. Upon the exercise by Fund of the right contained in this Section 2.1(a)(ii), the term Fund shall be redefined for all purposes of this Agreement to mean the Fund and all Permitted Users, individually and collectively, unless in an individual case the context clearly requires that the definition be restricted solely to the Fund. The Fund shall be responsible and liable for compliance by Permitted Users with all applicable terms of the Agreement as if the Permitted Users were its own employees.

(iii) The Fund may not, and shall not, under any circumstances grant sublicenses to any right granted by this Section 2.1 or subcontract or delegate any right granted by this Section 2.1 or use the Licensed System to provide services to third parties, other than shareholders of its series, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(b) The grant of rights in this Section 2.1 shall be construed narrowly. No grant of license is made hereunder to the Fund or any other party, except the license to the Fund expressly provided in this Section 2.1. The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone’s part, including without prior notification, upon the termination or expiration of the Agreement. BNYM and its licensors reserve all rights in the BNYM System not expressly granted to the Fund in this Section 2.1. Nothing in this Section 2.1 shall be construed to give the Fund rights of any nature in source code. The rights granted to the Fund by this Section 2.1 are sometimes referred to herein as the “Licensed Rights”.

(c) For clarification:

The Fund may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Fund has not been given access and use (“Linked Functions”). The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System. To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

(d) No provision in this Schedule C shall be interpreted to prohibit shareholders of the Fund or a series thereof located outside the United States from accessing and using IAM so long as such access is obtained through hyperlinks in the Fund Web Application specifically provided for enabling access to IAM by such shareholders.

2.2 Documentation. The Fund shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to the Fund by BNYM from time to time and any specifications contained therein. The Fund may use only the number of copies of the Documentation that are provided to the Fund and may not make any additional copies of such Documentation, except that the Fund and Permitted Users may copy the Documentation to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority.

2.3 Third Party Software and Services. The Fund acknowledges that Third Party Products may constitute part of the Licensed System. The Fund’s use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to the Fund after an applicable License Effective Date may be conditioned upon the Fund’s execution of an agreement with the applicable Third Party Provider (“Third Party Agreement”) which would provide for certain rights and obligations between the Fund and the Third Party Provider (“Direct Third Party Product”), in which case the terms of the Third Party Agreement will also apply to the Fund’s use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, the Fund acknowledges that BNYM is not responsible for, nor does BNYM warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNYM’s sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNYM is made aware by the Fund and to request and pursue in a commercially reasonable manner remediation of the errors, defects or deficiencies by the third party to the extent BNYM reasonably determines remediation to be available pursuant to the terms of BNYM’s agreement with the third party.

2.4 Compliance With Applicable Law. The Fund shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

2.5 Responsibility For Use.

(a) The Fund alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNYM’s performance of the Core Services. BNYM shall have no liability or responsibility for any Loss caused in whole or in part by the Fund’s or a Permitted User’s exercise of the Licensed Rights or use of the Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of the Fund or a Permitted User; provided, however, this Section 2.5 shall not relieve BNYM of its obligation to act in accordance with its obligations under the Main Agreement. The Fund shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Fund, a Permitted User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the Licensed System (“Data Faults”).

(c) The Fund warrants that the data transmitted to the Licensed System by or under the direction or authorization of the Fund or Permitted Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNYM computer system or network.

2.6 Internal Control Obligations.

(a) The Fund shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17, 2.20 and 3.4 of this Exhibit C, and (ii) applicable Documentation.

(b) The Fund shall establish and adhere to security policies and procedures intended to (i) safeguard the Licensed System from unauthorized or improper access and use from equipment utilized by the Fund, (ii) safeguard the integrity and validity of any user identifications, access passwords, mnemonics and other security data elements related to accessing the Licensed System or any Component System (“Security Codes”), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information. Such policies and procedures shall be at least equal to industry standards.

(c) Unless the Fund obtains prior written permission from BNYM, the Fund shall permit only Authorized Persons to use Security Codes assigned to or selected by the Fund with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both the Fund and BNYM under the Agreement subject to all obligations thereunder, and the Fund shall not permit access to Security Codes to any person other than Authorized Persons. The Fund shall notify BNYM immediately if the Fund has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached.

(d) The Fund shall verify and confirm all information entered on the Licensed System and shall notify BNYM of any error in any information entered on the Licensed System as soon as practicable following the Fund’s knowledge of such error.

(e) The Fund will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNYM without BNYM’s prior express written approval.

2.7 Fund Resources.

(a) The Fund will be solely responsible, at its expense, for procuring, maintaining, and supporting all third-party software and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment (“Fund System”) required for the Fund to operate the Licensed System in accordance with the Documentation and specifications provided by BNYM from time to time. BNYM will provide the Fund or employees with specifications for Fund System, including any requirements relating to the connection and operation of the Fund System with the Licensed System and Third Party Products. The Fund or employees shall conform its operating system environment to the operating system requirements provided by BNYM for the Licensed System. The Fund will support and maintain the Fund System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

(b) The Fund shall, at its own expense, devote such of the Fund System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Fund’s use of the Licensed System, and (d) begin using the Licensed System on a timely basis. BNYM shall not be responsible for any delays or fees and costs associated with the Fund’s failure to timely perform its obligations under this Section 2.7.

2.8 FundTelecommunications and Data Transmissions. the Fund will be solely responsible for complying at all times with telecommunications requirements designated by BNYM for use of the Licensed System. Any data or information electronically transmitted by or on behalf of the Fund to the Licensed System will be so transmitted solely and exclusively in the format specified by BNYM.

2.9 Notices Of Material Increase In Use. The Fund shall give advance written notice to BNYM whenever the Fund intends to increase its scope of use of the Licensed System in any material respect. Upon receipt of such notice, the Fund and BNYM shall mutually agree in writing on any required changes to the Fund’s scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10 Certifications and Audits. The Fund shall, upon BNYM’s reasonable request, , certify that the Fund is using the Licensed System in strict compliance with the terms and conditions set forth in this Agreement. BNYM may, at its expense and after giving reasonable advance written notice to the Fund, enter the Fund locations during normal business hours and audit Fund’s utilization of the Licensed System and the number of copies of the Documentation in the Fund’s possession.

2.11 Taxes. The amounts payable by the Fund to BNYM in consideration of the performance of services by BNYM under the Agreement, including providing access to and use of the Licensed System pursuant to this Exhibit C, do not include, and the Fund will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNYM based upon BNYM’s net income.

2.12 Use Restrictions.

(a) The Fund will not do or attempt to do, and the Fund will not permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i)	use or access or attempt to use or access any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;
(ii)	make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;
(iii)	create, recreate or obtain the source code for any Proprietary Item;
(iv)	refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNYM or a Third Party Provider;
(v)	modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNYM;
(vi)	remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by the Fund;
(vii)	sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNYM, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on the Fund’s behalf or otherwise;
(viii)	subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on the Fund’s behalf or otherwise;
(ix)	reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;

(x)	take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNYM;
(xi)	use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;
(xii)	allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNYM, through the Fund’s systems or personnel or the Fund’s use of the Licensed Services or Fund’s activities in connection with this Agreement; or
(xiii)	engage in or attempt to engage in penetration testing or “ethical hacking” of the BNYM System or otherwise engage in or attempt to engage in any activity to use, access or test or expose the BNYM System other than in accordance with the security measures and access methods maintained by BNYM at the time..

(b) The Fund shall, promptly after becoming aware of such, notify BNYM of any facts, circumstances or events regarding its or a Permitted User’s use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13 Restricted Party Status. The Fund warrants at all times that it is not a “Restricted Party”, which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person’s List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing. If the Fund becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and the Fund shall have no further rights to use the Licensed System.

2.14 Mitigation Measures. The Fund shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNYM does not agree in advance to reimburse) to mitigate losses or potential losses to BNYM, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Fund’s business.

2.15 Fund Dependencies. To the extent an obligation of BNYM under this Exhibit C is dependent and contingent upon the Fund’s or Permitted User’s performance of an action or refraining from performing an action that has been specified or described in this Exhibit C or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user’s industry (“Fund Dependency”), BNYM shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Fund Dependency and BNYM’s obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Fund Dependency is not properly performed or is delayed .

2.16 Software Modifications. The Fund may request that BNYM, at the Fund’s expense, develop modifications to the software constituting a part of the Licensed System that BNYM generally makes available to customers for modification (“Software”) that are required to adapt the Software for the Fund’s unique business requirements. Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by the Fund in writing to BNYM in accordance with the applicable, commercially reasonable procedures maintained by BNYM at the time of the request. The Fund shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNYM to estimate, design and develop such modifications to the Software. BNYM shall have no obligation to develop modifications to the Licensed System requested by the Fund, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided the Fund agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification. BNYM shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNYM’s reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification as determined by BNYM in its sole judgment

(“Customization Order”) and Fund’s agreement to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification (“Customization Fee Agreement”). All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as “Fund Modifications”. BNYM may make Fund Modifications available to all users of the Licensed System, including BNYM, at any time after implementation of the particular Fund Modification and any entitlement of the Fund to reimbursement on account of such action must be contained in the Customization Fee Agreement.

2.17 Export of Software. Except as provided in Section 2.1(d), the Fund and Permitted Users are without exception prohibited from (i) accessing or using the BNYM System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States. No provision of the Agreement shall be interpreted to require BNYM to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Fund shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Fund may not transfer a Proprietary Item in violation of any such restrictions and regulations.

2.18 Permitted Users Contemplated By Documentation. Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Fund Data will be transmitted or transferred to a Permitted User outside the BNYM System, that Fund Data will be made available within the BNYM System for retrieval by a Permitted User for use outside the BNYM System, that the Fund Data will be provided or made available to Permitted Users within the BNYM System for use by the Permitted User within the BNYM System or within a system of the Permitted User, or that the Fund may authorize Permitted Users to access and use Fund Data contained within the Licensed System in any other manner:

(i)	The Fund hereby grants to BNYM a worldwide, royalty-free, non-exclusive right and license to display the Fund Data through any BNYM Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNYM, as appropriate, to transmit, transfer, make available and provide the Fund Data to Permitted Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet via a BNYM Web Application or other communication link or method or access site or method designated by BNYM for use of the particular Component System;

(ii)	The Fund hereby authorizes and directs BNYM, (A) to permit Permitted Users to view and use Fund Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of a shareholder in any way contemplated by applicable Documentation and authorized by the Fund in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving a shareholder account or assets in a shareholder account, and (C) to the extent contemplated by applicable Documentation, to permit Permitted Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Fund Data in the systems of the Permitted User and to and through any relevant BNYM Web Application;

(iii)	The Fund shall have sole responsibility for imposing any desired use restrictions on Permitted Users to the extent use restrictions are contemplated by the applicable Documentation and BNYM shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNYM in imposing such use restrictions;

(iv)	The Fund acknowledges and agrees that it alone is responsible for entering into agreements with Permitted Users governing the terms and conditions, as between the Fund and the Permitted User, of the Permitted User’s use of the Fund Data; the Fund releases BNYM from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Permitted Users of any nature; the Fund releases BNYM from any Loss the Fund may incur, and will indemnify and defend BNYM for any Loss it may incur, arising or resulting from or in connection with Fund Data after BNYM, as appropriate, transmits, transfers, makes available or provides the Fund Data to the Permitted User in accordance with applicable Documentation, whether through a BNYM Web Application or otherwise;

(v)	The Fund shall be responsible and liable to BNYM for the acts and omissions of Permitted Users while accessing and using a Component System pursuant to authorization from the Fund and shall indemnify and defend BNYM for all Loss arising from or related to acts or omissions by a Permitted User that would constitute a breach of this Agreement if committed by the Fund, that constitute reckless or intentional misconduct or that constitute a breach of a duty of the Permitted User imposed by this Exhibit C; and

(vi)	BNYM may immediately terminate access to and use of the Licensed System by a Permitted User if BNYM reasonably believes conduct of the Permitted User would constitute a breach of this Agreement if committed by the Fund, constitutes reckless or intentional misconduct, or constitutes a breach of a duty of the Permitted User imposed by this Exhibit C, applicable Documentation or applicable Terms of Use.

2.19 Communications with Third Parties regarding Component System Services. The Fund shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20 Compliance with Terms Of Use. The Fund’s and, to the extent applicable in connection with a particular Component System, each Permitted User’s use of a Component System, a BNYM Web Application and any other access site or access method to a particular Component System shall be conducted in full compliance with applicable Terms of Use. In addition, Permitted Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21 Third Party Providers To The Fund. The Fund shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNYM.

2.22 Fees. The Fund shall be obligated to pay to BNYM such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3.	PROVISIONS REGARDING BNYM

3.1 Right to Modify. BNYM may alter, modify or change the Licensed System or any component, code, language, function, format, design, architecture, security measure or other element of whatsoever nature of the Licensed System and implement such alterations, modifications and changes into the Documentation and/or the Licensed System as Updates or Upgrades applicable to the Fund’s continued use of the Licensed System after such implementation; provided, however, at no time shall this section be interpreted in such a manner as to allow BNYM by such alterations, modifications or changes to alter the License granted by Section 2.1 or modify any other service obligation of BNYM under this Agreement.

3.2 Training and Product Assistance. BNYM agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Fund’s personnel or employees at BNYM’s facilities or at Fund’s or Permitted User’s facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by the Fund, at BNYM’s then-current charges and rates for such services. All reasonable travel and out-of-pocket expenses incurred by BNYM personnel in connection with and during such training or Product Assistance shall be borne by the Fund upon pre-approval in writing.

3.3 Monitoring. BNYM is not responsible for the Fund’s or Permitted User’s use of the Licensed System but shall have the right to monitor such use on BNYM’s network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4 BNYM Failure to Receive Data. BNYM shall not be liable for data or information which the Fund, a Permitted User or an agent of either transmits or attempts to transmit to BNYM in connection with its use of a Component System and which is not received by BNYM or for any failure of a Component System to perform a function in connection with any such data or information. BNYM shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Fund’s or a Permitted User’s use of a

Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNYM in connection with such use by the Fund or a Permitted User. Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.5 ACH Activity. To the extent contemplated by the Documentation, and to the extent authorized by the Fund and agreed to by BNYM in its sole discretion, BNYM will accept bank account information over the Internet or other communication channel from Permitted Users and take such other actions as may be appropriate to facilitate movement of money to and from shareholder accounts through the Automated Clearing House (“ACH”). The Fund shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4.	OWNERSHIP AND OTHER RIGHTS

4.1 BNYM Ownership.

(a) BNYM and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to the BNYM System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Fund in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Fund, such as, but not limited to, Fund Modifications. For purposes of clarification: the BNYM System and any modifications to the BNYM System or a Proprietary Item, whether or not ordered or paid for by the Fund as a customization, are not intended to be and are not a “works made for hire” under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNYM and accordingly the Fund hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNYM. To the extent requested by BNYM, the Fund shall cooperate with BNYM, at BNYM’s expense, to cause to vest in BNYM any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNYM.

(b) In the event a Fund Web Application contains a Proprietary Item or other intellectual property of BNYM, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNYM shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNYM is duplicated within a Fund Web Application to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of a BNYM Web Application or other component of the BNYM System, BNYM grants to the Fund a limited, non-exclusive, non-transferable license to such a Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The license granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNYM Web Application or other component of the BNYM System and does not extend to any other Proprietary Item or other intellectual property owned by BNYM. The Fund shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

(c) This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to the Fund by virtue of this Agreement. Upon BNYM’s request, the Fund shall promptly inform BNYM in writing of the quantity and location of any tangible Proprietary Item furnished to the Fund in connection with this Agreement. Nothing contained in this Agreement, no disclosure of BNYM Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on the Fund any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNYM prior to or after the date hereof. No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder. Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by the Fund or any party through the Fund of any ownership interest or Intellectual Property Right of BNYM in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNYM.

4.2 Fund Ownership. The Fund will own its respective right, title, and interest, including Intellectual Property Rights, in and to the Fund Data. The Fund hereby grants BNYM a limited, nonexclusive, nontransferable license to access and use the Fund Data, and consents to BNYM’s permitting access to, transferring and transmitting Fund Data, all as appropriate to the Fund’s use of the Licensed Rights or as contemplated by the Documentation.

4.3 Mutual Retention of Certain Rights. Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 of this Exhibit C, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property. Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person. To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable license to such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4 Use of Hyperlinks. To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System: The Fund hereby grants to BNYM a royalty-free, nonexclusive, nontransferable and revocable right and license to use the Fund’s hyperlink in connection with the relevant Licensed Services; BNYM hereby grants to the Fund a royalty-free, nonexclusive, nontransferable and revocable right and license to use BNYM ’s hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party’s hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5 Use of Marks. To the extent one party’s Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Fund hereby grants to BNYM a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; BNYM hereby grants to the Fund a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party’s reasonable policies regarding the advertising and usage of its Marks as established from time to time; the Fund hereby grants BNYM the right and license to display the Fund’s Mark’s on applicable BNYM Web Applications provided by the relevant Component System; each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 4.5; use of the Marks hereunder by the grantee pursuant to this limited license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all “point and click” features relating to Authorized Persons’ acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party’s Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5.	REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION

5.1 Right to Grant Licensed Rights; No Infringement; BNYM Indemnification.

(a) BNYM warrants to the Fund that BNYM has the full legal right to grant the Fund the right to use the Licensed System, as and to the extent permitted under this Agreement, and that the Licensed System when properly used for the purpose and in the manner specifically authorized by this Agreement, does not to BNYM’s knowledge infringe in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. BNYM shall defend and indemnify the Fund against any third party claim to the extent attributable to a violation of the foregoing warranty and the terms of Section 12(c) of the Main Agreement shall apply to such indemnification obligation. The remedies provided in this Section 5.2 are the sole remedies for a breach of the warranty contained in this Section 5.2. If any applicable claim is initiated, or in BNYM’s sole opinion is likely to be initiated, then BNYM shall have the option, at its expense, to:

(i)	modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)	procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)	if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, limit or terminate the Licensed Rights with respect to the infringing part of the Licensed

System and refund any fees paid by the Fund with respect to future periods affected by such limitation or termination.

(b) Neither BNYM nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) the Fund’s use of a Proprietary Item in a negligent manner or any manner not consistent with this Exhibit C or Fund’s breach of this Exhibit C; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNYM at the request or direction of the Fund, (iii) BNYM’s compliance with the instructions or requests of Company to modify the Proprietary Item; (iv) any combination by the Fund of a Proprietary Item with any item, service, process or data not provided by BNYM unless BNYM authorizes or instructs such combination or such combination is contemplated by the Documentation, (v) third parties gaining access to a Proprietary Item due to negligent acts or omissions of the Fund, (vi) third party software not recommended by BNYM or the use of open source software other than as authorized or instructed by BNYM or contemplated by the Documentation, (vii) the Fund’s failure to license and maintain copies of any third-party software required to operate the any BNYM Software, (viii) the Fund’s failure to operate the BNYM Software in accordance with the Documentation, or (ix) Data Faults. (collectively, “Excluded Events”). The Fund will indemnify, and with respect to third party claims will defend, and hold harmless BNYM and Third Party Providers from and against any and all loss and claims resulting or arising from any Excluded Events; provided that BNYM will not be indemnified for any such loss and claims resulting or arising from BNYM’s negligence, bad faith, willful misfeasance, failure to license any third-party software included in any BNYM Software or breach of this Exhibit C.

5.2 BNYM Warranties. BNYM warrants that:

(i)	except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this clause (i) BNYM shall take prompt commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty; and

(ii)	BNYM owns, or has the right to use under valid and enforceable agreements, all Intellectual Property Rights reasonably necessary for and related to the provision of the Licensed Rights and to grant the license granted under Section 2.1.

5.3 Warranty Disclaimer. THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO THE FUND ON AN “AS IS”, “AS AVAILABLE” BASIS. UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS SCHEDULE C, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS SCHEDULE D, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.4 Limitation of Warranties. The warranties made by BNYM in this Exhibit C, and the obligations of BNYM under this Exhibit C, run only to the Fund and not to its affiliates, its customers or any other persons.

SECTION 6	OTHER PROVISIONS

6.1 Scope of Services. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase. BNYM shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2 Additional Provision Regarding Governing Law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein.

6.3 Third Party Providers. Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Except as may be provided in Third Party Agreements, the Fund shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Fund, and the aggregate cumulative liability of all Third Party Providers to the Fund shall be $1.

6.4 Liability Provisions.

(a) Notwithstanding any provision of the Main Agreement or this Exhibit C, BNYM shall not be liable under this Exhibit C under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b) Notwithstanding any provision of the Main Agreement or this Exhibit C, BNYM’s cumulative, aggregate liability to the Fund for any and all Loss, including Loss arising from claims for indemnification pursuant to the Main Agreement and this Exhibit C, that arises or relates to a term of this Exhibit C, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed the fees paid by Fund to BNYM for use of the particular Component System with respect to which the claim of loss was made for the six (6) months immediately prior to the date the last claim of loss relating to the particular Component System arose.

(c) In the event of a material breach of this Exhibit C by BNYM with respect to the operation of a particular Component System, the Fund’s sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Exhibit C to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Fund shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to the Fund under another provision of the Agreement for a breach of Exhibit C by BNYM other than the termination remedy.

6.5 Assignment. The Fund may not, and shall not under any circumstances, assign, sublicense or otherwise transfer any Licensed Rights or any part thereof or any obligation under this Exhibit C, and any such assignment or transfer or attempted assignment or transfer shall be void.

6.6 Return of Proprietary Items. Upon a termination of this Agreement or a termination of the license to use the Licensed System or a license to use a particular Component System, the Fund shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and Fund shall promptly return to BNYM all copies of the relevant Documentation and any other related Proprietary Items then in Fund’s possession. Fund shall remain liable for any payments due to BNYM with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7 Conflicts. Applicable terms of the Main Agreement shall apply to this Exhibit C but any conflict between a term of the Main Agreement and this Exhibit C shall be resolved to the fullest extent possible in favor of the term in this Exhibit C.

6.8 Exclusivity. The Fund shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Fund by the Licensed System. For clarification: this means the Fund will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System.

6.9 Term. The term of this Exhibit C shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms. Additionally, with respect to each Component System to which the Fund is given access and use, the term applicable to BNYM’s obligation to furnish the Component System and the Fund’s obligation to pay the fees and charges applicable to the Component System (“Component System Obligations”) shall be the same as the term applicable to the Core Services, including with respect to any renewal term. For clarification: this Exhibit C and the Component System Obligations may be terminated only in connection with a termination of the

Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Exhibit specifically sets forth an additional termination right.

6.10 Confidentiality. The Fund agrees to maintain the confidentiality of and protect the Proprietary Items and to prevent access and use not permitted hereunder with at least the same degree of care that it utilizes with respect to its own proprietary and nonpublic material, including without limitation agreeing:

(i)	not to disclose to or otherwise permit any person access to, in any manner, the Proprietary Items, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted (i) to an employee of Fund in the course of his or her employment and who is bound to maintain the confidentiality thereof, and (ii) as required by applicable law and regulations, including disclosure obligations of the Fund and the Investment Advisor and its affiliates;

(ii)	not to use the Proprietary Items for any purpose other than in connection with the Fund’s exercise of the Licensed Rights, without the consent of BNYM; and

(iii)	to promptly report to BNYM any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10 or a breach of the confidentiality provisions of the Main Agreement with respect to the Proprietary Items, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

6.11 Provisions Applicable Solely to IAM. In connection with any permitted access and use of IAM, the Fund agrees, at its expense, to;

(a) Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain a Fund Web Application as contemplated by IAM Documentation, including the functionality necessary to maintain the hypertext links to IAM (“Fund IAM Site”);

(b) Promptly provide BNYM written notice of changes in Fund policies or procedures requiring changes to the IAM settings or parameters or services (“Parameter Changes”); provided, however, this provision shall be interpreted to require BNYM to modify only adjustable settings and parameters already provided for in IAM in response to a Parameter Change and not to require BNYM to effect any Upgrade;

(c) Work with BNYM to develop Internet marketing materials for Permitted Users and forward a copy of appropriate marketing materials to BNYM;

(d) Promptly revise and update applicable prospectuses and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures, including disclaimers and information reasonably requested by BNYM;

(e) With respect to the Fund IAM Site, maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by BNYM in writing from time to time, and all “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) Design and develop the Fund IAM Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM and the various inquiry and transaction web pages and otherwise make the Fund IAM Site available to Permitted Users.

6.12 Termination and Suspension by BNYM.

(a) In the event of a material breach of this Exhibit C by the Fund, BNYM may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b) In the event BNYM reasonably believes in good faith that any activity of the Fund or a Permitted User constitutes a breach of a provision of this Exhibit C governing access to or use of the BNYM System or presents a threat to the integrity or security of the BNYM System or the information contained within it (a “Use Infraction”), BNYM may without incurring any liability hereunder, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues, and shall notify the Fund as promptly as practicable under the circumstances of such action and the conduct believed to be a Use Infraction. BNYM shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to address such issues. The Fund shall indemnify BNYM for any Loss, and to the extent applicable defend BNYM against Loss (as defined in the Main Agreement), resulting from or arising out of or in connection with a Use Infraction.

6.13 Equitable Relief. The Fund agrees that BNYM would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Fund and that BNYM would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event the Fund breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNYM may pursue hereunder or under applicable law, the Fund hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, BNYM’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.14 Survival. Sections 2.1(b), 2.12, 4.1, 4.2, 4.3, 6.10, provisions which by their nature are applicable after an agreement termination, provisions expressly stated to survive termination and any provisions appropriate to interpret such provisions or to determine the rights or obligations of the parties surviving termination of the Agreement by law, shall survive any termination of the Main Agreement, this Exhibit C or the Licensed Rights.

6.15 [Reserved - Intentionally Omitted]

6.16 Internet and Mobile Applications.

(a) Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

(b) In connection with the use of any device by the Fund or a Permitted User which utilizes a wireless connection, whether to a router or other computer equipment or to a wireless telecommunications network or system, in whole or in part to access the BYNM System directly or through the Internet, BNYM shall not be responsible in any respect for the functions or malfunctions of such telecommunications network or system or wireless connection or for the loss of personal information or Security Codes or for events of identity theft occurring through such telecommunications network or system or wireless connection.

6.17. Requirement For Written Consent or Written Release. No failure to act, no omission, no failure to respond, object or deny consent, and no other instance of an absence of action or communication (collectively, “Forbearance”) shall be construed as a consent or waiver (implied, constructive, deemed or otherwise) under this Exhibit C. Any conduct (as defined in the Main Agreement) not expressly permitted by this Exhibit C, notwithstanding any number of occurrences of the conduct, any number of requests to engage in the conduct, any failures of BNYM to discover the conduct and any number of related Forbearances, shall be prohibited in the absence of a written consent to the conduct or a written waiver of a relevant prohibition or restriction.

[Remainder of Page Intentionally Blank]

EXHIBIT 1 TO SCHEDULE C

AdvisorCentral	A portal for trusts, financial advisors, broker/dealers and other financial intermediaries to view mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by the Fund and for the Fund back offices to view the same data.

ACE	(Automated Control Environment) - Windows database and reporting capability which automates accounting functions for mutual fund settlement, gain/loss tracking, dividend/capital gains settlement and tax withholding tracking.

AHD	(Automated Help Desk) - a Web based help desk application used to log and track transactional issues.

AOS	AOS (Advanced Output Solutions) Digital Reports - Provides access to and the ability to print certain print/mail output generated by the Document Solutions system in connection with services provided to customers of clients, such as customer statements, customer confirmations and customer tax forms.

CMS*	(Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer Relationship Manager (automates call center activities), Image and Operational Desktop and includes E-Forms.

COLD	(Computer Output to Laser Disk) - document management system that provides for the laser disc storage in a PC/server environment of certain data and documents generated on a mainframe and quick retrieval.

DAZL	(Data Access Zip Link) - application which extracts broker/dealer data at the representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to the Fund designated end users for viewing.

DRAS	(Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the Fund’s entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.

FeeMan	(Fee Manager) - application that facilitates the management, processing and payment of amounts owed by the Fund to financial intermediaries as distribution expenses through: mapping and automatic loading of invoices, comparison of current invoice to past invoices and available subaccounting and transfer agency records, accrual and payment of fund-designated fees without invoices, export of approved payments to third party fulfillment or DTCC settlement system or automated payment from Fund transfer agency accounts, allocation of payments to specific funding sources, modeling of fees and comparison of model to historical data, historical fee analytic capability, invoice analytics that detect invoice variance trends; analytic reports.

FPT	(Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and performs quality control checks on the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.

FSR	(Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including: transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output (statements, confirmations, checks), sales and tax reporting. FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

IAM	(Internet Account Management, also known as NextGen) - application permitting account owners via the Internet to view account information and effect certain transactions and account maintenance changes and includes administrator site.

NSCC*	(National Securities Clearing Corporation) - application allowing web-based utility at user’s desktop to support processing linked to NSCC activity, including networking, Fund/SERV, DCC&S, Commission/SERV, mutual fund profile, and transfer of retirement assets, and includes NEWS (NSCC Exception Workflow Processing) which provides for the inputting of reject and exception information to the NSCC system.

OOM	(Online Output Management) - functionality permitting user to view within the Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.

RECON	(Reconciliation) - application automating bank DDA (Demand Deposit Account) reconciliation.

TRS	(Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and C-Notice).

22c-2 System	The data warehousing, analytic and administrative applications together with the related software, interfaces, functionalities, databases and other components provided by BNYM to assist fund sponsors and their principal underwriters in satisfying requirements imposed by Rule 22c-2.

*	For clarification: The Fund or a Permitted User may be given access to and use of one or more separable components of this rather than the entire system and a license granted by this Exhibit C to use separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of the non-licensed components.

[End to Schedule 1 to Exhibit C]
[End to Exhibit C]

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